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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors:
Profile Technologies, Inc.

We consent to incorporation by reference in the registration statement (No. 333-53575) on Form S-3 of Profile Technologies, Inc. of our report dated September 14, 2001 relating to the balance sheet of Profile Technologies, Inc. as of June 30, 2001, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended
June 30, 2001, which report appears in the June 30, 2001 annual report of Form 10-KSB of Profile Technologies, Inc.

Our report dated September 14, 2001, contains an explanatory paragraph that states that the Company has incurred net losses since inception and has projected working capital requirements at June 30, 2001 that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Seattle, Washington
September 28, 2001                      By: /s/ KPMG LLP
                                           ----------------------------
                                                KPMG LLP